EXHIBIT 99.1

Cutter & Buck Announces Details of Management Transition

SEATTLE, July 12, 2004 /PRNewswire-FirstCall via COMTEX/ — Cutter & Buck Inc. (Nasdaq: CBUK) announced today details of the previously announced transition of its Chairman and CEO, Fran Conley. Under a Transition Agreement between her and the Company, Ms. Conley will remain the Company’s Chairman and CEO, and a member of the Company’s Board, through September 15, 2004. She will then transition to an employee through March 15, 2005. The Transition Agreement will provide for her to work with the Board on the transition to a new CEO. The company has already begun the process of searching for an apparel industry veteran to become the next CEO and hopes to have the search narrowed or the process completed by the September date.

“In the continuing discussions between Fran and the Board, we all agreed that a specific timetable for Fran’s transition would be best,” said Larry Mounger, former CEO of Pacific Trail and a founding board member. “We accelerated the timeline somewhat from that previously disclosed because the Board felt that differences had arisen regarding product management. Working together with Fran, we all felt it would be appropriate to have her transition from Chairman and from the Board to make sure the new CEO will feel unfettered in leading the Company and helping the Board to chart the Company’s strategic direction. And at the same time we continue to get the benefit of Fran’s considerable knowledge and talent well into this fiscal year while we work toward a smooth transition to a new CEO.”

Ms. Conley retains her current salary throughout the transition period and will be entitled to an additional preset payment at the end of the transition period. “Few companies and few CEOs will ever go through the kind of turmoil that we went through over the last two years and come out as well as we did,” added Mr. Mounger. The Transition Agreement will be filed with the Securities and Exchange Commission shortly. The Company also plans to file its Form 10-K for the year ended April 30, 2004 in a timely manner on July 14, 2004.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand.  The Company sells its products primarily through golf pro shops and resorts, corporate sales accounts and specialty retail stores.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

Statements made in this news release that are not historical facts are forward-looking statements. Actual events may differ materially from those described in any forward-looking statements. Specifically, there are a number of important factors that could cause actual future events to differ materially from those anticipated by any forward-looking statements. Those factors include, but are not limited to the company’s ability to identify and retain a qualified Chief Executive Officer.  Additional information on this and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.